                                  EXHIBIT 10.9

                        SUPPLEMENTAL RETIREMENT AGREEMENT

            THIS SUPPLEMENTAL RETIREMENT AGREEMENT made and entered into on the 9th day of February, 2005 between Tickets.com, Inc., a Delaware Corporation (the "Company") and Ronald Bension (the "Executive"):

                                   WITNESSETH:

            WHEREAS, the Executive has an employment agreement with the Company originally dated as of December 18, 2001 which was last amended and restated as of February 9, 2005 (the "Employment Agreement"); and

            WHEREAS, under Section 2.3 of the current Employment Agreement and under Section 2.3 of the original Employment Agreement, a Supplemental Retirement Plan ("SRP") was to be established for the Executive and the Company was to credit amounts thereunder; and

            WHEREAS, a draft SRP document was prepared on December 10, 2001, but was never finalized and executed; and

            WHEREAS, the Company desires to provide the Executive with the intended benefits under the SRP:

            NOW, THEREFORE, the parties agree as follows:

            1. The Company shall establish a bookkeeping account in the name of the Executive (the "Account") and shall credit the following amounts effective as of the dates indicated:

     Effective Date                                             Amount Credited
     --------------                                             ---------------
 December 18, 2002                                               $   50,000

 December 18, 2003                                               $   75,000

 December 18, 2004                                               $  100,000

 December 18, 2005                                               $  125,000

 December 18, 2006                                               $  150,000

The Company may, but need not, credit additional amounts as it may determine.

            2. The Account shall be credited with such gains and charged with such loses as if it had been invested in hypothetical investments selected by the Company. If life insurance policies are selected as the hypothetical investments, their cash surrender values shall be the value of the investment for purposes of determining the value of the Account.

            3. Upon the Executive's termination of employment with the Company the Executive (or the Executive's designated beneficiary, if the Executive has died) will be paid the value of the Account (either in cash or property, or both, at the Company's option) in a single lump sum, and, subject to the Employment Agreement, all future credits under this Agreement shall cease.

            4. The Executive's right to receive payment hereunder shall not be assigned or alienated. The right to receive payment hereunder shall be no greater than that of an unsecured creditor of the Company. Any assets which the Company may acquire in anticipation of its obligations hereunder shall remain the assets of the Company.

            5. Claim. A Participant, beneficiary or other person who believes that he or she is being denied a benefit to which he or she is entitled (hereinafter referred to as "Claimant"), or his or her duly authorized representative, may file a written request for such benefit with a Second Level Reviewer consisting of the Director of Human Resources (the "First Level Reviewer") setting forth his or her claim. The request must be addressed to:
Director of Human Resources, Tickets.com, Inc., 555 Anton Boulevard, Costa Mesa, California 92626.

                  (a) Claim Decision. Upon receipt of a claim, the First Level Reviewer shall advise the Claimant that a reply will be forthcoming within a reasonable period of time, but ordinarily not later than ninety days, and shall, in fact, deliver such reply within such period. However, the First Level Reviewer may extend the reply period for an additional ninety days for reasonable cause. If the reply period will be extended, the First Level Reviewer shall advise the Claimant in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which the First Level Reviewer expects to render the benefit determination.

                  If the claim is denied in whole or in part, the First Level Reviewer will render a written opinion, using language calculated to be understood by the Claimant, setting forth:

                        (1)   the specific reason or reasons for the denial;

                        (2) the specific references to pertinent Plan provisions on which the denial is based;

                        (3) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such material or such information is necessary;

                        (4) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and

                        (5) the time limits for requesting a review of the denial under Subsection b hereof and for the actual review of the denial under Subsection c hereof.

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

                  (b) Request for Review. Within sixty days after the receipt\ by the Claimant of the written opinion described above, the Claimant may request in writing that the General Counsel (the "Second Level Reviewer") review the First Level Reviewer's prior determination. Such request must be addressed to:
General Counsel, Tickets.com, Inc., 555 Anton Boulevard, Costa Mesa, California 92626 (the "Committee") . The Claimant or his or her duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which such information shall be considered in the review under this subsection without regard to whether such information was submitted or considered in the initial benefit determination.

                  The Claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all non-privileged documents, records and other information which (i) was relied upon by the First Level Reviewer in making its initial claims decision, (ii) was submitted, considered or generated in the course of the First Level Reviewer making its initial claims decision, without regard to whether such information was actually relied upon by the First Level Reviewer in making its decision or (iii) demonstrates compliance by the First Level Reviewer with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants. If the Claimant does not request a review of the First Level Reviewer's determination within such sixty-day period, he or she shall be barred and estopped from challenging such determination.

                  (c) Review of Decision. Within a reasonable period of time, ordinarily not later than sixty days, after the Second Level Reviewer's receipt of a request for review, it will review the First Level Reviewer's prior determination. If special circumstances require that the sixty-day time period be extended, the Second Level Reviewer will so notify the Claimant within the initial 60-day period indicating the special circumstances requiring an extension and the date by which the Second Level Reviewer expects to render its decision on review, which shall be as soon as possible but not later than 120 days after receipt of the request for review. In the event that the Second Level Reviewer extends the determination period on review due to a Claimant's failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall not take into account the period beginning on the date on which notification of extension is sent to the Claimant and ending on the date on which the Claimant responds to the request for additional information.

                  The Second Level Reviewer has discretionary authority to determine a Claimant's eligibility for benefits and to interpret the terms of the Plan. Benefits under the Plan will be paid only if the Second Level Reviewer decides in its discretion that the Claimant is entitled to such benefits. The decision of the Second Level Reviewer shall be final and non-reviewable, unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Company and the Claimant.

                  If the Second Level Reviewer makes an adverse benefit determination on review, the Second Level Reviewer will render a written opinion, using language calculated to be understood by the Claimant, setting forth:

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

                  (1)   the specific reason or reasons for the denial;

                  (2) the specific references to pertinent Plan provisions on which the denial is based;

                  (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all non-privileged documents, records and other information which (i) was relied upon by the Second Level Reviewer in making its decision, (ii) was submitted, considered or generated in the course of the Second Level Reviewer making its decision, without regard to whether such information was actually relied upon by the Second Level Reviewer in making its decision or (iii) demonstrates compliance by the Second Level Reviewer with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents, and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and

                  (4) a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on such review.

            6. This Agreement may be amended by written consent of the parties.

            7. This Agreement shall be construed and administered in accordance with the laws of the State of California, without regard to the principles of conflicts of law which might otherwise apply.

            IN WITNESS WHEREOF, the forgoing was executed on the 9th day of February, 2005.

                                                 TICKETS.COM, INC.

                                                 By: /s/ Christian O. Henry
                                                    ____________________________
                                                    Christian O. Henry, Chief
                                                    Financial Officer

                                                  /s/ Ronald Bension
                                                 _______________________________
                                                 Ronald Bension


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